Exhibit 99.1

FOR RELEASE	FOR MORE INFORMATION CONTACT
April 30, 2008	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Reports First Quarter Financial Results

HOUSTON, April 30, 2008 - Cabot Oil & Gas Corporation today announced results from its first quarter of 2008. “The quarter was marked by positive momentum in production and commodity prices, along with new highs for our stock price,” said Dan O. Dinges, Chairman, President and Chief Executive Officer.

For the quarter, the Company reported net income (after removal of stock compensation expense and gain on asset sale), of $57.0 million, or $0.58 per share, compared to $47.7 million, or $0.49 per share last year. The 2008 first quarter selected items related to stock-based compensation expense, while the 2007 first quarter selected items included both stock-based compensation expense and a gain on the sale of assets (see attached table for details). Including the impact of these items, the reported numbers for the quarter were $46.0 million, or $0.47 per share, for the first quarter of 2008 versus $48.5 million, or $0.50 per share in the 2007 first quarter. Discretionary cash flow and cash flow from operations first quarter comparisons were $138.4 million versus $106.7 million and $132.7 million versus $135.9 million for 2008 and 2007, respectively.

Higher produced equivalent volumes, together with stronger prices, increased revenues. The Company reported 22.2 Bcfe of production, which is the highest quarterly level Cabot has reported since its asset sale in 2006. “After a slow start to the year, we experienced increasing production levels throughout the quarter, exiting the quarter with in excess of 255 Mmcfe per day,” commented Dinges. “Part of the delay was retooling of the drilling program to focus more on specific objectives than had been identified in the original program. This is evidenced by the lower well activity in the first quarter versus one year ago.” Dinges added, “Even with this adjustment, our daily production volumes increased over ten percent between the start and the end of the first quarter.”

This higher production was complemented by a seven percent increase in total natural gas price realizations and a 62 percent increase in total oil price realizations between first quarter comparative periods. On the expenses side, the significant move in the share price increased stock compensation expense, while the level of activity and inflation in the industry over recent years increased the DD&A expense. At the same time, the higher commodity prices increased production taxes, and the higher debt levels resulted in higher interest costs.

“Several years ago, we set out to align our compensation plans with shareholder interests,” stated Dinges. “The first quarter move in the stock of 26 percent created much of the $17.6 million recorded expense; however, it also resulted in a one billion dollar increase in shareholder value. On the debt side, our book capitalization remains around the mid 20 percent level, affording Cabot extensive flexibility to pursue all of its projects.”

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s first quarter financial and operating results discussion with financial analysts on Thursday, May 1, 2008 at 9:30 a.m. EDT (8:30 a.m. CDT) at www.cabotog.com. A teleconference replay will also be available at (800) 642-1687, (U.S./Canada) or (706) 645-9291 (International), pass code 42873469. A replay will be available through Saturday, May 3, 2008. The latest financial guidance, including the Company’s hedge positions, along with a replay of the web cast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer with substantial interests in the Gulf Coast, including Texas and Louisiana; the West, with the Rocky Mountains and Mid-Continent; the East and in Canada. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

# # #

OPERATING DATA

	Quarter Ended March 31,
	2008	2007
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
East	6.0	5.8
Gulf Coast	7.4	6.5
West	6.4	6.4
Canada	1.2	1.1

Total	21.0	19.8

Crude/Condensate/Ngl
East	6	6
Gulf Coast	144	148
West	36	47
Canada	6	6

Total	192	207

Equivalent Production (Bcfe)	22.2	21.0

PRICES
Average Produced Gas Sales Price ($/Mcf)
East	$8.28	$8.08
Gulf Coast	$8.30	$7.75
West	$7.26	$6.51
Canada	$7.38	$7.46
Total (1)	$7.92	$7.42

Average Crude/Condensate Price ($/Bbl)
East	$90.04	$53.49
Gulf Coast	$84.58	$53.07
West	$95.66	$54.17
Canada	$79.38	$54.44
Total (1)	$86.55	$53.36

WELLS DRILLED
Gross	85	100
Net	65	92
Gross Success Rate	98%	99%

(1)	These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended March 31,
	2008	2007
Realized Impacts to Gas Pricing	$0.03	$0.89
Realized Impacts to Oil Pricing	$(8.60)	$0.89

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended March 31,
	2008	2007
Operating Revenues
Natural Gas Production	$166,559	$146,750
Brokered Natural Gas	35,620	33,177
Crude Oil and Condensate	16,487	10,942
Other	985	704

	219,651	191,573
Operating Expenses
Brokered Natural Gas Cost	30,290	28,699
Direct Operations - Field and Pipeline	17,491	17,131
Exploration	5,061	5,652
Depreciation, Depletion and Amortization	46,267	37,381
General and Administrative (excluding Stock-Based Compensation)	9,997	11,645
Stock-Based Compensation (1)	17,576	6,635
Taxes Other Than Income	16,897	13,165

	143,579	120,308

Gain on Sale of Assets (2)	—	7,920

Income from Operations	76,072	79,185
Interest Expense and Other	5,991	3,924

Income Before Income Taxes	70,081	75,261
Income Tax Expense	24,106	26,714

Net Income	$45,975	$48,547

Net Earnings Per Share - Basic	$0.47	$0.50
Weighted Average Common Shares Outstanding	97,716	96,695

(1)

Includes the impact of the Company’s performance share awards and restricted stock amortization as well as expense related to stock options and stock appreciation rights. Also includes expense for the Supplemental Employee Incentive Plan which commenced in January 2008.

(2)	Gain on Sale of Assets is primarily related to the sale in the third quarter of 2006 of offshore and certain south Louisiana properties.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	March 31, 2008	December 31, 2007
Assets
Current Assets	$272,004	$221,413
Property, Equipment and Other Assets	2,004,084	1,939,334
Deferred Income Taxes	53,902	47,847

Total Assets	$2,329,990	$2,208,594

Liabilities and Stockholders’ Equity
Current Liabilities	$321,626	$252,266
Long-Term Debt, excluding Current Maturities	350,000	330,000
Deferred Income Taxes	508,138	481,770
Other Liabilities	85,980	74,301
Stockholders’ Equity	1,064,246	1,070,257

Total Liabilities and Stockholders’ Equity	$2,329,990	$2,208,594

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended March 31,
	2008	2007
Cash Flows From Operating Activities
Net Income	$45,975	$48,547
Income Charges Not Requiring Cash	63,806	44,551
Gain on Sale of Assets	—	(7,920)
Deferred Income Tax Expense	23,560	15,874
Changes in Assets and Liabilities	(1,056)	33,289
Stock-Based Compensation Tax Benefit	(4,642)	(4,135)
Exploration Expense	5,061	5,652

Net Cash Provided by Operations	132,704	135,858

Cash Flows From Investing Activities
Capital Expenditures	(128,101)	(113,748)
Proceeds from Sale of Assets	—	5,784
Exploration Expense	(5,061)	(5,652)

Net Cash Used in Investing	(133,162)	(113,616)

Cash Flows From Financing Activities
Sale of Common Stock Proceeds	2,240	1,144
Net Increase / (Decrease) in Debt	20,000	(10,000)
Stock-Based Compensation Tax Benefit	4,642	4,135
Dividends Paid	(2,930)	(1,933)

Net Cash Provided by / (Used in) Financing	23,952	(6,654)

Net Increase in Cash and Cash Equivalents	$23,494	$15,588

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended March 31,
	2008	2007
As Reported - Net Income	$45,975	$48,547
Reversal of Selected Items, Net of Tax:
Gain on Sale of Assets	—	(4,926)
Stock-Based Compensation Expense	11,055	4,127

Net Income Excluding Selected Items	$57,030	$47,748

As Reported - Net Earnings Per Share	$0.47	$0.50
Per Share Impact of Reversing Selected Items	0.11	(0.01)

Net Earnings Per Share Including Reversal of Selected Items	$0.58	$0.49

Weighted Average Common Shares Outstanding	97,716	96,695

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended March 31,
	2008	2007
Discretionary Cash Flow
As Reported - Net Income	$45,975	$48,547
Plus / (Less):
Income Charges Not Requiring Cash	63,806	44,551
Gain on Sale of Assets	—	(7,920)
Deferred Income Tax Expense	23,560	15,874
Exploration Expense	5,061	5,652

Discretionary Cash Flow	138,402	106,704
Changes in Assets and Liabilities	(1,056)	33,289
Stock-Based Compensation Tax Benefit	(4,642)	(4,135)

Net Cash Provided by Operations	$132,704	$135,858

Net Debt Reconciliation

(In thousands)

	March 31, 2008	December 31, 2007
Current Portion of Long-Term Debt	$20,000	$20,000
Long-Term Debt	350,000	330,000

Total Debt	$370,000	$350,000
Stockholders’ Equity	1,064,246	1,070,257

Total Capitalization	$1,434,246	$1,420,257
Total Debt	$370,000	$350,000
Less: Cash and Cash Equivalents	(41,992)	(18,498)

Net Debt	$328,008	$331,502
Net Debt	$328,008	$331,502
Stockholders’ Equity	1,064,246	1,070,257

Total Adjusted Capitalization	$1,392,254	$1,401,759
Total Debt to Total Capitalization Ratio	25.8%	24.6%
Less: Impact of Cash and Cash Equivalents	2.2%	1.0%

Net Debt to Adjusted Capitalization Ratio	23.6%	23.6%